Consent of Independent Auditors

We consent to the use in this Offering Circular on Form 1-A of Uncommon Giving Corporation (the "Company") of our report dated September 21, 2020, relating to the consolidated financial statements of the Company for the year ended December 31, 2019 and the period from September 25, 2018 (date of inception) to December 31, 2018, which is included in this Offering Circular. Our report expresses an unmodified opinion and includes an emphasis of a matter paragraph regarding the Company's ability to continue as a going concern.

/s/ Moss Adams LLP

Phoenix, Arizona

September 23, 2020